UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
January 25, 2006

Date of Report (Date of earliest event reported)
FIRST COMMUNITY BANCSHARES, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-19297	55-0694814

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

P.O. Box 989 Bluefield, Virginia	24605-0989

(Address of principal executive offices)	(Zip Code)
(276) 326-9000

(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure
On January 25, 2006, First Community Bancshares, Inc. (the “Company”) held a conference call to discuss its financial results for the quarter ended December 31, 2005. The conference call was previously announced in the earnings release dated January 24, 2006. During such conference call, in addition to information from the aforementioned press release, the Company disclosed the following information:
•	The Company noted that results from the de novo offices in Winston-Salem, Charlotte, and Mount Airy, North Carolina, Bridgeport, West Virginia, and Blacksburg, Virginia are good, as they all showed quarterly profits. The Winston-Salem offices grew by roughly $60 million in 2005.
•	The Company noted that after the sale of the Clifton Forge branch, it identified specific properties in the Richmond and Winston-Salem areas where it will continue its branching efforts. The Company is planning to open eight to ten offices in those two areas in 2006 and 2007.
•	The Company noted that asset growth remained strong for 2005 as it finished the year with almost 7% more in total assets. Deposit growth on the year was roughly 7.7% on a same-store basis.
•	The Company noted that loan growth remained strong and the portfolio finished the year gaining over 7%. Growth was fairly evenly split between retail and commercial categories. Consumer loan production for the quarter was approximately $82 million and commercial loan production was approximately $118 million.
•	The Company noted that it is very encouraged by the continued demand for consumer real estate loans, and the success of its home equity product. Outstandings in the home equity product were up $17 million, or 53%, in 2005.
•	The Company’s management is very happy with the growth experienced in the Wealth Management business, and continues to be excited about the prospects for that line. In 2006, Management hopes to accelerate its commission- and fee-based revenue activities in other areas, and is currently exploring opportunities to invest in one or more insurance sales agencies.
•	The Company noted that it will recognize increased compensation expense for stock options going forward, and it expects the increase to be roughly two cents in 2006.
•	The Company noted the new FHLB advances have much lower funding costs, and it expects reduction in annual interest expense of approximately $1.2 million in a flat and steady interest rate environment.
•	The Company noted that during the fourth quarter it completed an investment in a limited partnership which qualifies for historical tax credits, and the net result was a credit to its provision for income taxes of about a half million dollars.
•	The Company noted that it added to the bonus pool as year-end results firmed up and management began reviewing corporate-wide incentive plans for individuals. It also made the decision to fully honor some charitable commitments, rather than delaying funding into future periods. The combination of these additional expenses decreased EPS by approximately 2 to 3 cents per share.

•	The Company noted that after excluding non-core transactions, EPS was approximately 57 cents per share for the fourth quarter.
•	The Company noted that other service charges and fees were up $546 thousand year over year, due primarily to increased ATM surcharge and annual fees.
•	The Company noted that the first phase of the consolidation of loan operations functions was complete, and it expects to save approximately $250 thousand annually.
•	The Company noted that most of the increase in net charge offs from 2004 to 2005 could be attributed to one hotel credit for which it absorbed a net loss of $1.5 million. The loan dated back to 1996, and was made well before adoption of its present underwriting standards. The Company remains confident that this was an isolated credit exposure within that segment of the portfolio.
•	The Company also noted that net charge offs for the year were affected by problems with loans acquired in 2004 along with the rest of Peoples Community Bank in Tennessee. The problem credits were discovered during normal due diligence and adequately reserved at the time of acquisition, and is a major reason for the decrease in the allowance for loan losses as a percent of total loans from 1.32% to 1.14%.
•	The Company noted that during the fourth quarter and full year, it repurchased approximately 32 thousand and 42 thousand shares, respectively, in treasury stock.
This Current Report on Form 8-K contains forward-looking statements. These forward-looking statements are based on current expectations that involve risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize or should underlying assumptions prove incorrect, actual results may differ materially. These risks include: changes in business or other market conditions; the timely development, production and acceptance of new products and services; the challenge of managing asset/liability levels; the management of credit risk and interest rate risk; the difficulty of keeping expense growth at modest levels while increasing revenues; and other risks detailed from time to time in the Company’s Securities and Exchange Commission reports, including but not limited to the Annual Report on Form 10-K for the most recent year ended. Pursuant to the Private Securities Litigation Reform Act of 1995, the Company does not undertake to update forward-looking statements contained within this news release.
In accordance with General Instruction B.2 of Form 8-K, the information in this Current Report on Form 8-K shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liability of that Section, and shall not be incorporated by reference into any registration statement or other document filed under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such filing or document.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

FIRST COMMUNITY BANCSHARES, INC.
Date: January 25, 2006	By:	/s/ Mark A. Wendel

Mark A. Wendel Chief Financial Officer